Exhibit 5.1

[Letterhead of Sutherland Asbill & Brennan LLP]

October 2, 2015

National Western Life Group, Inc.
850 East Anderson Lane
Austin, Texas 78752-1602

Ladies and Gentlemen:

We have acted as counsel to National Western Life Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statements on Form S-8 (File Nos. 333-153341 and 333-38549) (the “Registration Statements”) under the Securities Act of 1933, as amended (the “Securities Act”), originally filed by National Western Life Insurance Company, a Colorado corporation (the “Predecessor Registrant”), registering shares of Class A common stock, par value $1.00 per share, of the Company (the “Shares”) under the National Western Life Insurance Company 2008 Incentive Plan and the National Western Life Insurance Company 1995 Stock and Incentive Plan (the “Plans”).

The Company became the successor to the Predecessor Registrant on October 1, 2015 for purposes of Rule 414 under the Securities Act as a result of the merger (the “Merger”) of the Predecessor Registrant with the Company’s wholly-owned subsidiary, NWLIC MergerCo, Inc., a Colorado corporation (“MergerCo”), with the Predecessor Registrant being the surviving corporation.  The Merger became effective at 8:47 a.m. MST on October 1, 2015, at which time the separate corporate existence of MergerCo ceased and the Predecessor Registrant became a direct, wholly-owned subsidiary of the Company.  In connection with the Merger, the Company assumed the Plans and, as a result, the Shares issuable pursuant thereto.

As counsel to the Company, we have participated in the preparation of the Post-Effective Amendment and have examined the originals or copies of such records, documents or other instruments as we in our judgment deem necessary or appropriate for us to render the opinions set forth in this opinion letter including, without limitation, the following:

(i) The Restated Certificate of Incorporation of the Company, certified as of the date of this opinion letter by the Delaware Secretary of State (the “Certificate of Incorporation”);

(ii) The Bylaws of the Company, certified as of the date of this opinion letter by an officer of the Company (the “Bylaws”);

(iii) A Certificate of Good Standing with respect to the Company issued by the Delaware Secretary of State as of a recent date (the “Certificate of Good Standing”); and

(iv) The resolutions of the board of directors of the Company (the “Board”) relating to, among other things, (a) the authorization and approval of the preparation and filing of the Post-Effective Amendment and (b) the authorization, issuance, offer and sale of the Shares pursuant to the Post-Effective Amendment, certified by an officer of the Company as of the date hereof (collectively, the “Resolutions”).

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on a certificate of an officer of the Company. We have also relied on certificates of public officials. We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon.

For purposes of our opinions in this opinion letter, we have assumed that: (a) each document that we have reviewed is accurate and complete, is either an authentic original or a copy that conforms to an authentic original, and the signatures on it are genuine; (b) each governmental or officer’s certificate has been properly issued and that it is accurate, complete and authentic (and we have assumed that such certificates remain accurate on the date of this letter); (c) all natural persons have sufficient legal capacity; and (d) the accuracy and completeness of all corporate records made available to us by the Company.

This opinion letter is limited to the effect of the Delaware General Corporation Law, as in effect on the date of this opinion letter, and we express no opinion as to the applicability or effect of any other laws of such jurisdictions or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sutherland Asbill & Brennan LLP